EXHIBIT 99.1

OHA Investment Corporation Announces First Quarter 2018 Results

NEW YORK, May 14, 2018 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced its financial results for the quarter ended March 31, 2018. Management will discuss the Company's results summarized below on a conference call on Tuesday, May 15, 2018, at 10:00 a.m.(Eastern Time).

Summary results for the quarter ended March 31, 2018:
Total investment income:  $2.3 million, or $0.11 per share
Net investment loss:  $(0.1) million, or $(0.01) per share
Net realized and unrealized  gains:  $1.8 million, or $0.09 per share
Net asset value:  $49.1 million, or $2.43 per share
New portfolio investments added during the quarter:  $10.9 million (par value)
Fair value of portfolio investments:  $65.0 million

Portfolio Activity
The fair value of our investment portfolio was $65.0 million at March 31, 2018, increasing 0.2% compared to December 31, 2017. In the first quarter of 2018, the Company added investments in six new portfolio companies, investing $10.8 million, and had realizations totaling $13.6 million. During the quarter, our energy exposure in our investment portfolio was reduced to 0% as of the result of the redemption of our $11.5 million investment in the Talos senior unsecured notes at par in February. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 13.6% and 14.1%, respectively, as of March 31, 2018.

In January 2018, we purchased $0.7 million of second lien term loan in Safe Fleet, a provider of safety products for fleet vehicles worldwide. The Safe Fleet second lien term loan was purchased at a 0.50% discount to par, earns interest payable in cash at a rate of LIBOR+6.75% with a 1% floor, and matures in February 2026.

Also in January 2018, we purchased $0.5 million of second lien term loan in MedRisk LLC., or MedRisk, a leading provider of managed care services for the workers' compensation industry and related market sectors. The MedRisk second lien term loan was purchased at a 0.50% discount to par, earns interest payable in cash at a rate of LIBOR+6.75%, and matures in December 2025.

In February 2018, our remaining position in Talos of $11.5 million was redeemed at par. This legacy energy investment was initiated in February 2013, generated a gross unlevered internal rate of return of 9.95%, and a return on investment of 1.30x.

Also in February 2018, we added $5.0 million of second lien term loan in CVS Holdings, I, LP., or MyEyeDr., a provider of vision care services, prescription eyeglasses and sunglasses, and contact lenses. The MyEyeDr. second lien term loan was purchased at a 0.50% discount to par, earns interest payable in cash at a rate of LIBOR+6.75% with a 1% floor, and matures in February 2026.

Also in February 2018, we purchased $0.3 million of second lien term loan in EaglePicher Technologies LLC., or EaglePicher, a leading provider of mission-critical power solutions for high-value applications within the defense, aerospace, and medical end-markets. The EaglePicher second lien term loan was purchased at a 0.75% discount to par, earns interest payable in cash at a rate of LIBOR+7.25%, and matures in March 2026.

In March 2018, we purchased $1.25 million of second lien term loan in AlliedUniversal HoldCo LLC., or AlliedUniversal, a provider of contract security services in the United States. The AlliedUniversal second lien term loan was purchased at par, earns interest payable in cash at a rate of LIBOR+8.50% with a 1% floor and matures in July 2023.

Also in March 2018, we purchased $1.6 million of first lien last out revolver and $0.5 million of first lien last out term loan to CC Dental Implants Intermediate, or ClearChoice, a provider of full-mouth dental restoration and dental implant services throughout the United States. The ClearChoice first lien last out revolver and term loan were purchased at a 1% discount to par, earn interest of LIBOR+6.50% with 1% floor, and mature in January 2023. At March 31, 2018, the funded portion balance of the ClearChoice revolver was $0.6 million. Both the first lien last out revolver and term loan are entitled to skim interest on the first lien first out term loan which will initially increase the interest rate spread by approximately 28 basis points.

Operating Results
Investment income totaled $2.3 million for the first quarter of 2018, decreasing 7.0% compared to $2.5 million in the corresponding quarter of 2017. The decrease was primarily attributable to a decrease in investment income due to a lower average portfolio balance partially offset by a higher weighted average yield on our investments for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

Operating expenses for the first quarter of 2018 were $2.4 million, an increase of $0.1 million, or 5.1%, compared to operating expenses for the first quarter of 2017. Interest expense and bank fees decreased by 15.5% to $0.8 million from $1.0 million compared to the same period in the prior year largely due to lower principal balance due to a partial repayment in December 2017. Management fees decreased by 29.8% to $0.4 million from $0.6 million due to lower base management fees as a result of lower average asset base subject to the base management fee. Professional fees increased by 137.3% to $0.6 million from $0.3 million primarily due to an increase in legal fees. Other general and administrative expenses decreased by 3.1% to $0.4 million from $0.4 million primarily due to a decrease in employee related expenses compared to the three months ended March 31, 2017.

The resulting net investment loss was $(0.1) million or $(0.01) per share, for the first quarter of 2018, compared to $0.2 million, or $0.01 per share, for the first quarter of 2017. The decrease in net investment income was driven by lower investment income and an increase in legal fees.

We recorded net realized and unrealized gain on investments totaling $1.8 million or $0.09 per share, for the first quarter of 2018, compared to $19.3 million loss, or $(0.96) per share, for the first quarter of 2017. A significant portion of the loss recognized in the first quarter of 2017 was the $21.2 million write-down in Castex, a legacy energy portfolio investment.

Overall, we experienced a net increase in net assets resulting from operations of $1.7 million, or $0.08 per share, for the first quarter of 2018. After declaring a quarterly dividend during the period of $0.02 per share, our net asset value increased 2.5% from $2.37 per share as of December 31, 2017 to $2.43 per share as of March 31, 2018.

Liquidity and Capital Resources
At March 31, 2018, we had cash and cash equivalents totaling $22.2 million. The total amount outstanding under our credit facility at March 31, 2018 was $36.0 million with $0.0 million available to draw.

On February 2, 2018, we exercised the option to extend the Credit Facility to September 9, 2018, as permitted in our existing Credit Agreement.

On May 7, 2018, the Company's Board of Directors declared a quarterly distribution of $0.02 per share, payable on July 9, 2018 to holders of record as of June 30, 2018.

Additional Disclosure
Investments are considered to be fully realized when the original investment at the security level has been fully exited.  Internal rate of return, or IRR, is a measure of our discounted cash flows (inflows and outflows). Specifically, IRR is the discount rate at which the net present value of all cash flows is equal to zero. That is, IRR is the discount rate at which the present value of total capital invested in our investments is equal to the present value of all realized returns from the investments. Our IRR calculations are unaudited.  Capital invested, with respect to an investment, represents the aggregate cost of the investment, net of any upfront fees paid at closing. Realized returns, with respect to an investment, represents the total cash received with respect to an investment, including all amortization payments, interest, dividends, prepayment fees, administrative fees, amendment fees, accrued interest, and other fees and proceeds. Gross IRR, with respect to an investment, is calculated based on the dates that we invested capital and dates we received distributions.  Gross IRR reflects historical results relating to our past performance and is not necessarily indicative of our future results. In addition, gross IRR does not reflect the effect of management fees, expenses, incentive fees or taxes borne, or to be borne, by us or our stockholders, and would be lower if it did.

Webcast / Conference Call at 10:00 a.m. Eastern Time on May 15, 2018
We invite all interested persons to participate in our conference call on Tuesday, May 15, 2018, at 10:00 a.m. (Eastern Time). The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 7459767. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $24,267 and $23,263, respectively)	$18,177	$18,179
Non-affiliate investments (cost: $129,681 and $132,429, respectively)	46,863	46,751
Total portfolio investments (cost: $153,948 and $155,692, respectively)	65,040	64,930
Investments in U.S. Treasury Bills at fair value (cost: $14,996 and $19,994, respectively)	14,996	19,994
Total investments	80,036	84,924
Cash and cash equivalents	22,235	19,939
Accounts receivable and other current assets	6	—
Interest receivable	457	632
Due from broker	103	—
Other prepaid assets	11	21
Deferred tax asset	591	632
Total current assets	23,403	21,224
Total assets	$103,439	$106,148

Liabilities
Current liabilities
Distributions payable	$403	$403
Accounts payable and accrued expenses	1,682	1,585
Due to broker	1,250	—
Due to affiliate	96	562
Management and incentive fees payable	400	426
Income taxes payable	30	24
Repurchase agreement	14,695	19,592
Short-term debt, net of debt issuance costs	35,783	35,785
Total current liabilities	54,339	58,377
Long-term debt, net of debt issuance costs	—	—
Total liabilities	54,339	58,377
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	234,553	234,553
Undistributed net investment loss	(2,611)	(2,113)
Undistributed net realized capital loss	(97,072)	(97,043)
Net unrealized depreciation on investments	(85,790)	(87,646)
Total net assets	49,100	47,771
Total liabilities and net assets	$103,439	$106,148
Net asset value per share	$2.43	$2.37

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended March 31,
	2018	2017
Investment income:
Interest income:
Interest income	$2,228	$2,404
Dividend income	—	—
Money market interest	49	—
Other income	6	51
Total investment income	2,283	2,455
Operating expenses:
Interest expense and bank fees	823	974
Management fees	400	570
Incentive fees	1	—
Costs related to strategic alternatives review	75	—
Professional fees	643	271
Other general and administrative expenses	370	382
Director fees	61	61
Total operating expenses	2,373	2,258
Waived incentive fees	(1)	—
Income tax provision, net	6	4
Net investment income (loss)	(95)	193

Net realized capital gain (loss) on investments, net of tax	(29)	95
Total net realized capital gain (loss) on investments	(29)	95

Net unrealized appreciation (depreciation) on investments, net of tax	1,856	(19,379)
Total net unrealized appreciation (depreciation) on investments	1,856	(19,379)

Net increase (decrease) in net assets resulting from operations	$1,732	$(19,091)

Net increase (decrease) in net assets resulting from operations per common share	$0.08	$(0.95)

Distributions declared per common share	$0.02	$0.02
Weighted average shares outstanding - basic and diluted	20,172	20,172

Per Share Data
Net asset value, beginning of period	$2.37	$3.99

Net investment income	(0.01)	0.01
Net realized and unrealized loss on investments	0.09	(0.96)
Net increase (decrease) in net assets resulting from operations	0.08	(0.95)
Distributions to common stockholders
Distributions from net investment income	(0.02)	(0.02)
Net decrease in net assets from distributions	(0.02)	(0.02)

Net asset value, end of period	$2.43	$3.02

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested over $5 billion in over 140 direct lending investments over the past 15 years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
Aduke Thelwell – Aduke.Thelwell@kekst.com